[MICHAEL FOODS LETTERHEAD]


CONTACT:  MARK D. WITMER
          ASSISTANT TREASURER
          (952) 542-4906

FOR IMMEDIATE RELEASE

MICHAEL FOODS REPORTS FIRST QUARTER 2002 FINANCIAL RESULTS

MINNEAPOLIS, April 25 -- Michael Foods, Inc. today reported financial results for the quarterly period ended March 31, 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the three months ended March 31, 2002 were $35.8 million compared to the Predecessor's $31.7 million in 2001's first quarter, an increase of 13%. Net sales for the three months ended March 31, 2002 were $278.4 million compared to $275.6 million for the Predecessor in the 2001 period, an increase of 1%.

Commenting on results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, "First quarter EBITDA results exceeded our expectations, with three of our four divisions performing above planned levels. In particular, we were pleased with the cash flow results of our Dairy Products Division, which recorded a 43% increase in EBITDA. While not as robust on a percentage growth basis, both Egg Products and Potato Products recorded strong EBITDA results. Results within Refrigerated Distribution lagged prior year levels for EBITDA, despite divisional growth in net sales. A slight decline in cheese unit sales and higher than expected product costs, particularly in the key cheese category, pressured EBITDA."

Ostrander concluded, "We remain focused on growing our four businesses and generating strong cash flow. Given current business trends, and our capital spending needs, we expect to create good levels of free cash flow this year. We recently made a prepayment of bank debt in the amount of $11 million and expect to continue generating cash for debt repayment in excess of our amortization schedule."

Unaudited segment data follows (in thousands):

                                              -------------------------------------------------------------------------
                                                  Egg     Refrigerated    Dairy      Potato
                                               Products   Distribution   Products   Products    Corporate     Total

                                              -------------------------------------------------------------------------
COMPANY
----------------------------------------------
THREE MONTHS ENDED MARCH 31, 2002:
External net sales                               $155,186      $63,006     $43,180    $17,057        N/A      $278,429
EBITDA*                                            28,298        2,730       2,872      3,478     (1,533)       35,845

PREDECESSOR
----------------------------------------------
THREE MONTHS ENDED MARCH 31, 2001:
External net sales                               $163,529      $61,185     $35,328    $15,585        N/A      $275,627
EBITDA*                                            24,424        3,955       2,013      2,966     (1,613)       31,745


* as defined in our senior credit facility

CERTAIN ITEMS IN THIS RELEASE MAY BE FORWARD-LOOKING STATEMENTS, WHICH ARE MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING CHANGES IN DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS. SPECIFIC RISKS AND UNCERTAINTIES INCLUDE HOW THE CASH MANAGEMENT ACTIVITIES OF THE COMPANY, ITS CUSTOMERS AND ITS SUPPLIERS, ALONG WITH COMPANY GROWTH PLANS, AFFECT WORKING CAPITAL COMPONENTS. ALSO, THE COMPANY FACES NORMAL, AND AT TIMES NOTABLE, VARIANCES IN THE SUPPLY OF, AND DEMAND FOR, EGGS, GRAIN FEED INPUTS, AND BUTTERFAT-RELATED PRODUCTS, WHICH CAN RESULT IN PRICING AND PROFIT MARGIN VOLATILITY FOR CERTAIN EGG PRODUCTS, AND CHEESE, BUTTER AND OTHER DAIRY ITEMS. AS A RESULT, THE COMPANY'S ACTUAL FINANCIAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ESTIMATED BY, FORECASTED BY, OR IMPLIED BY THE COMPANY IN SUCH FORWARD-LOOKING STATEMENTS.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include
M. G. Waldbaum Company, Papetti's Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

Consolidated statements of earnings follow:

                               MICHAEL FOODS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      FOR THE THREE MONTHS ENDED MARCH 31,
                               (000'S, UNAUDITED)

                                                                            COMPANY           PREDECESSOR
                                                                            -------           -----------
                                                                             2002                2001
                                                                        ----------------    ----------------

Net sales                                                                     $ 278,429         $ 275,627

Cost of sales                                                                   227,313           227,707
                                                                              ---------         ---------

  Gross profit                                                                   51,116            47,920

Selling, general & administrative expenses                                       29,623            27,376
Transaction expenses                                                                  -            11,050
                                                                              ---------         ---------

  Operating profit                                                               21,493             9,494

Interest expense, net                                                            12,664             3,293
                                                                              ---------         ---------

  Earnings before income taxes                                                    8,829             6,201

Income tax expense                                                                3,470             2,430
                                                                              ---------         ---------

  Earnings before extraordinary item                                              5,359             3,771

Extraordinary item-early extinguishment of debt, net of taxes                         -            (9,424)
                                                                              ---------         ---------

  NET EARNINGS (LOSS)                                                         $   5,359         $  (5,653)
                                                                              =========         ==========

  Depreciation & amortization                                                 $  13,529         $  12,535
                                                                              =========         =========

  EBITDA, as defined in our senior credit facility                            $  35,845         $  31,745
                                                                              =========         =========


                                      # # #

04-25-02